EXHIBIT (2)(b)

                           SUPPLEMENT NO. 1

                                  TO

                          PURCHASE AGREEMENT


           THIS SUPPLEMENT NO. 1 TO PURCHASE AGREEMENT is made on the 14th day of March, 1995 among The Quaker Oats Company, a New Jersey corporation ("Quaker"), QO Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Quaker ("QOAC", and together with Quaker, "Sellers"), and H. J. Heinz Company, a Pennsylvania corporation ("Purchaser").

                    W I T N E S S E T H:

           WHEREAS, Sellers and Purchaser are parties to that certain Purchase Agreement dated February 6, 1995 (the "Agreement"), pursuant to which the assets and certain liabilities and obligations of the Pet Food Business (as defined in Article I of the Agreement), shall be transferred, sold and assigned by Sellers to Purchaser (or, as contemplated by Section 12.5 of the Agreement, a Purchaser Subsidiary) upon the terms and subject to the conditions set forth therein; all capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Agreement; and

           WHEREAS, by means of the execution and delivery hereof, Sellers and Purchaser desire to supplement, clarify and amend certain provisions of the Agreement, as hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and set forth in the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

          .       Section  2.6(b)(iii)  of  the  Agreement  is  hereby
amended by deleting the word "unexecuted" appearing in the first line thereof and substituting in lieu and stead thereof the words "duly executed".

           2. Section 2.8 of the Agreement is hereby amended by deleting the phrase "and the Licensed Trade Secrets" each time it appears in such Section.

           3. Section 5.9 of the Agreement is hereby amended to add after the word (i) "manufacture" appearing in the seventh line thereof the words "only pet food", and (ii) "Territory" appearing in the fourteenth line thereof the words "in the manufacture of pet food products only".


           4.  (a)  Section 5.16 of the Agreement is hereby amended to
(i) delete the first sentence thereof in its entirety and to substitute in lieu and stead thereof the following new first sentence:
"On or prior to August 1, 1995, Quaker shall, at its sole cost and expense, exercise its option under that certain lease dated June 14, 1977, between Quaker and the City of Lawrence, Kansas (the "City of Lawrence Lease"), to purchase the machinery and equipment subject to such lease, and promptly (but in no event later than 20 days)
following such purchase, Quaker shall take all lawful action (including, without limitation, the execution and delivery of bills of sale and instruments of assignment and conveyance) necessary to effect the transfer of such machinery and equipment to Purchaser (or a Purchaser Subsidiary identified in writing to Quaker) free and clear of any Liens", (ii) delete from the second sentence thereof all references to "Closing Date" and "Closing" and to substitute in lieu and stead thereof the words "August 1, 1995", (iii) add a new third sentence thereto to read in its entirety, as follows: "Pending such exercise and transfer, Quaker shall take all lawful action necessary to enable Purchaser to use such equipment and machinery from and after the Closing Date and, in the event of such use by Purchaser prior to said exercise and transfer, Purchaser agrees to indemnify and hold harmless Quaker (in the manner and to the extent provided in Section
10.3 of the Agreement) from and against any and all Sellers' Losses resulting from the negligence of Purchaser in the use of such equipment and machinery or the failure of Purchaser to comply with applicable laws with respect thereto (not relating to the condition of such machinery and equipment) or with the terms and conditions of such use as specified in the City of Lawrence Lease", and (iv) add a fourth new sentence thereto to read in its entirety as follows: "Solely for purposes of the representations and warranties set forth in the fourth sentence of Section 3.6(a) and for no other purpose of the Agreement, the term "Physical Assets" shall include such equipment and machinery."

               (b) Section 10.2 of the Agreement is hereby amended to add a new clause (l) thereto to read in its entirety, as follows:
"(l) Quaker's failure to exercise its option to purchase the machinery and equipment subject to the City of Lawrence Lease or to effect the transfer of such machinery and equipment to Purchaser free and clear of any Liens, in either case for any reason whatsoever, and to enable Purchaser to use such equipment and machinery from and after the Closing Date.

          5.  Section 2.6(b) of the Agreement is hereby amended to add
(i) after the word "deliver" appearing in the prefatory sentence thereof, the following parenthetical reference: "(and in the case of clauses (vii) and (xvii) below, Sellers shall cause The Quaker Oats Company of Canada Limited ("Quaker Canada") to deliver)" and (ii) a new clause (xvii) thereto to read in its entirety, as follows:
"(xvii) a duly executed counterpart original of the Assignment and Assumption Agreement between Quaker Canada and Purchaser, substantially in the form of Exhibit K hereto (the "Assignment and Assumption Agreement").

          6. Section 2.6(c) of the Agreement is hereby amended to add a new clause (vii) thereto to read in its entirety, as follows:
"(vii) a duly executed counterpart original of the Assignment and Assumption Agreement."

          7. Section 8.7 of the Agreement is hereby amended to add to the penultimate sentence thereof after the word "Purchaser" appearing therein, the following: "it being hereby agreed that to the extent Sellers elect to advance on behalf of Purchaser, Purchaser's pro rata share of such cost, Purchaser shall reimburse Sellers therefor promptly (and in no event later than five days) after the Closing."

           8. Section 10.3 of the Agreement is hereby amended to (i) add a new subsection (e) thereto to read in its entirety, as follows:
"(e) any violation by Purchaser of the terms of the computer software licenses (except any violation to the extent it arises out of the fact that Purchaser is using the software that is the subject of such licenses) identified on Schedule 10.3(e), (ii) delete the word "or" appearing at the end of Section 10.3(c), and (iii) delete the period appearing after the word "Date" appearing in the third line of Section 10.3(d) and to substitute in lieu and stead thereof the following: "; or".

           9. Article VI of the Agreement is hereby amended to add a new Section 6.5 thereto to read in its entirety, as follows:

          SECTION 6.5. Broker Commissions. Purchaser agrees to pay, in accordance with Quaker's customary payment and reimbursement policies, all commissions due and payable to brokers who prior to the Closing Date and in the ordinary course of business consistent with past practice have sold, or have entered into contracts or commitments providing for the sale of, Products to customers of the Pet Food Business, to the extent such Products are delivered to such customers after the Closing Date and constitute a receivable of Purchaser.

          10. Sections 5.6(c) and (e) of the Agreement are hereby amended by replacing all references to "Section 5.5" with "Section 5.6".

          11. Section 10.2 of the Agreement is hereby amended by deleting the words "Purchaser and its" appearing in the fourth line thereof and substituting in lieu and stead thereof the words "each of Purchaser and Gaines and their respective".

          12. Section 2.1(j) is hereby amended by deleting the word "or" following the word "individually" in the fifth line thereof, and substituting in lieu and stead thereof the word "and".

          13. Quaker hereby assigns and transfers to Heinz on a non-exclusive basis its rights, title and interest, whether owned or licensed, in and to the software from Allen Bradley and Format International Limited currently used by Quaker or its Affiliates in connection with the Pet Food Business; Quaker hereby represents that Heinz shall be entitled to use such software to the same extent that Quaker or its Affiliates were using such software in the Pet Food Business.

           14. The Schedules to the Agreement are hereby modified and superseded, as applicable, to extent set forth in Appendix A annexed hereto.

           15. All references to the "Agreement" in any document, instrument or agreement described in, referred to, annexed to, contemplated by or incorporated by reference in the Agreement or this Supplement No. 1 shall be deemed to mean the Agreement as supplemented by this Supplement No. 1.

           16. This Supplement No. 1 shall be effective as of the date
hereof.   Except as modified by this Supplement No. 1,  the  Agreement shall remain in full force and effect in accordance with its terms.

           17. This Supplement No. 1 may be signed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one and the same instrument.

          18. This Supplement No. 1 shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, applicable to instruments made and performed entirely within such State.

           IN WITNESS WHEREOF, the parties have duly executed and delivered this Supplement No. 1 as of the date first above written.


                       THE QUAKER OATS COMPANY

                       By:
                       Name:
                       Title:


                       QO ACQUISITION CORP.

                       By:
                       Name:
                       Title:



                       H. J. HEINZ COMPANY

                       By:
                       Name:
                       Title: